This  slide  is  not  for  distribution  in  isolation  and  must  be  viewed in conjunction  with  the  accompanying  term sheet, product supplement, underlying supplement,  prospectus  supplement  and  prospectus, which further describe the terms, conditions and risks associated with the notes.

Return  Notes  Linked  to  the  European  Dividend  Futures 2018 (USD) Index due
December 27, 2018

The notes are designed for investors who seek exposure to the performance of the
European Dividend Futures 2018 (USD) Index, as increased by the Index Adjustment
Factor. Investors should be willing to forgo interest and dividend payments and, if  the  Index declines by more than 1.24432%, be willing to lose some or all of their  principal.  Any  payment  on  the  notes is subject to the credit risk of
JPMorgan Chase and Co.

Trade Details/Characteristics
Reference Index:                 European Dividend Futures 2018 (USD) Index (Bloomberg Ticker: SOLEDF18) (the "Index")
Index Adjustment Factor:         101.26%
Index Return:                    (Ending Index Level - Initial Index Level) / Initial Index Level
Initial Index Level:             The closing level of the Index on the Pricing Date
Ending Index Level:              The closing level of the Index on the Observation Date
Payment at Maturity:             Payment at maturity will reflect the performance of the Index as increased by the Index Adjustment Factor. Accordingly, at maturity, you will receive an amount per $1,000 principal amount note calculated as follows:
                                 $1,000 x (1 + Index Return) x Index Adjustment Factor
                                 Because the Index Adjustment Factor is 101.26%, you will lose some or all of your principal amount at maturity if the Index
                                 Return reflects a decline in the closing level of the Index of more than 1.24432%. For more information on how the Index
                                 Adjustment Factor can affect your payment at maturity, please see "Hypothetical Examples of Total Return at Maturity" below.
Pricing Date:                    October 02, 2015
Observation Date                 December 21, 2018
Maturity Date:                   December 27, 2018
CUSIP:                           48125U5Z1
Preliminary Termsheet:           http://www. sec. gov/Archives/edgar/data/19617/000114036115036086/formfwp. htm

Please see the term sheet hyperlinked above for additional information about the notes,  including  JPMS's  estimated  value, which is the estimated value of the notes when the terms are set.

Risk Considerations

The  risks  identified  below  are  not  exhaustive.  Please  see the term sheet hyperlinked above for more information.

[]    Your  investment  in the notes may result in a loss of some or all of your principal.

[]    Any  payment  on the notes is subject to the credit risk of JPMorgan Chase and Co.

[]    JPMorgan  Chase  and  Co.  and  its  affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent  and  hedging  JPMorgan Chase and Co.'s obligations under the notes.
      Their interests may be adverse to your interests.

[]    No interest in the futures contract composing the Index and no interest or dividend  payments  or  voting rights in the securities composing the Euro
      Stoxx 50[R] Index.

[]    The  Index  may  not  be successful or outperform any alternative strategy that  might  be  employed in respect of the futures contract composing the
      Index.

[]    Issuance,  hedging and other trading activities of financial institutions, including  us,  may adversely affect the value of the notes and may result in conflicts of interest.

[]    The  issuers  of  the  securities composing the EURO STOXX 50[R] Index may reduce  the amount of dividends paid or cease to pay dividends at any time in their discretion.

[]    Prior  to  the  expiry  of  the futures contract underlying the Index, the level  of  the Index will reflect, among other things, market expectations of  the  total  cash  dividends  to  be  paid during the 12 - month period preceding the expiry of the relevant futures contract.

[]    Non - U.S. securities risk

[]    Exchange rate risk

[]    Lack  of  liquidity - J.P. Morgan Securities LLC ("JPMS") intends to offer to  purchase  the  notes in the secondary market but is not required to do
      so.  Even  if  there  is  a  secondary  market,  it may not provide enough liquidity to allow you to trade or sell the notes easily.

[]    Secondary market prices of the notes will be impacted by many economic and market factors

[]    JPMS's  estimated  value  does not represent the future value of the notes and may differ from others' estimates.

[]    JPMS's  estimated  value  will be lower than the issue price (price to the public) of the notes.

[]    JPMS's  estimated  value  is not determined by reference to credit spreads for our conventional fixed rate debt

[]    The  value  of  the  notes as published by JPMS will likely be higher than
      JPMS' then - current estimated value of the notes for a limited time.

Hypothetical Return for the Notes at Maturity
[GRAPHIC OMITTED]

The  following  table  and  examples illustrate the hypothetical total return at maturity  or  payment  at  maturity  for each $ 1,000 principal amount note. The
"total  return"  as  used  in  this  term  sheet  is  the number, expressed as a percentage,  that  results  from  comparing  the payment at maturity per $ 1,000 principal  amount  note to $ 1,000. Each hypothetical total return or payment at maturity  set forth below assumes an Initial Index Level of 100 and reflects the
Index  Adjustment  Factor of 101.26% . Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual  total  return  or  payment  at maturity applicable to a purchaser of the notes.  The  numbers  appearing  in  the  following table and examples have been rounded for ease of analysis.

Hypothetical Examples of Total Return at Maturity

Ending Index Level       Index Return    Total Return on Notes
180.00000                80.00000%       82.2680%
160.00000                60.00000%       62.0160%
140.00000                40.00000%       41.7640%
130.00000                30.00000%       31.6380%
120.00000                20.00000%       21.5120%
105.00000                5.00000%        6.3230%
100.00000                0.00000%        1.2600%
99.00000                 -1.00000%       0.2474%
98.75568                 -1.24432%       0.0000%
95.00000                 -5.00000%       -3.8030%
90.00000                 -10.00000%      -8.8660%
80.00000                 -20.00000%      -18.9920%
70.00000                 -30.00000%      -29.1180%
60.00000                 -40.00000%      -39.2440%
50.00000                 -50.00000%      -49.3700%
10.00000                 -90.00000%      -89.8740%
0.00000                  -100.00000%     -100.0000%

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
 Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
 EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement, underlying supplement and term sheet if you so request by calling toll - free 866 - 535 - 9248.

IRS  Circular  230  Disclosure: JPMorgan Chase and Co. and its affiliates do not provide  tax  advice.  Accordingly, any discussion of U.S. tax matters contained herein  (including  any  attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone  unaffiliated  with  JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax- related penalties.

Investment  suitability  must  be determined individually for each investor, and the  financial  instruments  described  herein  may  not  be  suitable  for  all investors. The products described herein should generally be held to maturity as early  unwinds  could result in lower than anticipated returns. This information is  not  intended  to  provide  and  should  not  be  relied  upon  as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments. J. P. Morgan is  the  marketing  name  for  JPMorgan  Chase  and Co. and its subsidiaries and affiliates  worldwide. J.P. Morgan Securities LLC is a member of FINRA, NYSE and
SIPC.  Clients  should  contact  their salespersons at, and execute transactions through,  a  J.  P.  Morgan  entity  qualified in their home jurisdiction unless governing law permits otherwise.

Filed pursuant to Rule 433
Registration Statement No. 333 - 199966
Dated: September 29, 2015